INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, entered into as of , 2017, by and between American Pension Investors Trust, d/b/a YORKTOWN FUNDS, a Massachusetts Business Trust (the “Trust”), and YORKTOWN MANAGEMENT & RESEARCH COMPANY, Inc., a Maryland corporation (the “Adviser”), registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the separate series of the Trust (each a “Fund” and together the “Funds”) as set forth in Schedule A to this Agreement, and the Adviser is willing to so furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment. The Trust hereby appoints the Adviser to act as investment adviser to the Funds set forth on Schedule A to this Agreement, as such Schedule may be amended form time to time, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.	Delivery of Documents. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following:

a.	The Trust’s Declaration of Trust, as filed with the State of Massachusetts (such Declaration, as presently in effect and as it shall from time to time be amended, is herein called the “Declaration”);

b.	The Trust’s By-Laws (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the “By-Laws”);

c.	Resolutions of the Trust’s Board of Trustees authorizing this Agreement;

d.	The Trust’s Registration Statement on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended (the “1933 Act”), relating to shares of beneficial interest of the Trust (herein called the “Shares”) as filed with the Securities and Exchange Commission (“SEC”) and all amendments thereto;

e.	The Trust’s Prospectus (such Prospectus, as presently in effect and all amendments and supplements thereto are herein called the “Prospectus”).

f.	The Trust's Statement of Additional Information (such Statement of Additional Information, as presently in effect and all amendments and supplements thereto are herein called the “SAI”).

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC.

3.	Management. Subject to the supervision of the Trust’s Board of Trustees, the Adviser will provide a continuous investment program for the Funds, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Funds. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Funds. The Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies and restrictions as stated in its Prospectus and SAI. The Adviser further agrees that it:

a.	Will conform its activities to all applicable Rules and Regulations of the Securities and Exchange Commission and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement;

b.	Will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with a broker or dealer of the Adviser's choosing. In placing orders with brokers or dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the Adviser believes two or more brokers or dealers are comparable in price and execution, the Adviser may prefer: (i) brokers and dealers who provide the Funds with research advice and other services, or who recommend or sell Fund shares, and (ii) Brokers who are affiliated with the Trust or its Adviser(s), provided, however, that in no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person of the Adviser in principal transactions;

c.	Will provide certain executive personnel for the Trust as may be mutually agreed upon from time to time with the Board of Trustees, the salaries and expenses of such personnel to be borne by the Adviser unless otherwise mutually agreed upon; and

d.	Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Trust.

Notwithstanding the foregoing, the Adviser may obtain the services of an investment counselor or sub-advisor of its choice to provide services to a Fund, subject to the approval of the Board of Trustees and the shareholders of the applicable Fund. The cost of employing such counselor or sub-advisor will be paid by the Adviser and not by the Trust.

4.	Sub-Adviser Oversight. Without limiting any obligation or responsibility of the Adviser under this Agreement or the 1940 Act, in any case where the Adviser has subcontracted, as contemplated by Section 3 of this Agreement, with a sub-adviser for the performance of any services to be rendered by the Adviser to any Fund under this Agreement (a “Sub- Adviser”), the Adviser shall take the following actions in respect of the performance by the Sub-Adviser of its obligations regarding the Fund:

a.	perform periodic detailed analysis and reviews of the performance by the Sub- Adviser of its obligations to a Fund, including without limitation analysis and review of portfolio and other compliance matters and review of the Sub-Adviser’s investment performance in respect of the Fund;

b.	prepare and present periodic reports to the Board of Trustees of the Trust regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Trustees may reasonably request;

c.	review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Trustees;

d.	review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Trustees;

e.	perform periodic in-person or telephonic diligence meetings, including with respect to compliance matters, with representatives of the Sub-Adviser;

f.	assist the Board of Trustees and management of the Trust in developing and reviewing information with respect to the initial approval of each agreement with a Sub-Adviser (a “Sub-advisory Agreement”) and annual consideration of the Sub-advisory Agreement thereafter;

g.	prepare recommendations with respect to the continued retention of the Sub- Adviser or the replacement of the Sub-Adviser, including at the request of the Board of Trustees;

h.	identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Sub-Advises, including at the request of the Board of Trustees;

i.	designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services; and

j.	perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Agreement and applicable law.

The Adviser shall perform the obligations under this Agreement relating generally to the investment management of a Fund to the extent not delegated by a Sub-Adviser.

5.	Services Not Exclusive. The advisory services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others as long as its services under this Agreement are not impaired thereby provided, however, that without the written consent of the Trustees, the Adviser will not serve as investment adviser to any other investment company having a similar investment objective to that of the Funds.

6.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the benefit of the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by it pursuant to Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the Act that are not maintained by others on behalf of the Trust.

7.	Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its investment advisory services pertaining to the Trust. In the event that there is no distribution plan under Rule 12b-1 of the 1940 Act in effect for the Fund, the Adviser will pay, out of the Adviser’s resources generated from sources other than fees received from the Trust, the entire cost of the promotion and sale of Fund shares.

Notwithstanding the foregoing, the Trust shall pay the expenses and costs of the following:

a.	Taxes, interest charges, and extraordinary expenses;
b.	Brokerage fees and commissions with regard to portfolio transactions of the Fund;
c.	Fees and expenses of the custodian of the Fund’s portfolio securities;
d.	Fees and expenses of the Fund’s administrative agent, the Fund’s transfer and shareholder servicing agent and the Fund’s accounting agent or, if the Trust performs any such services without an agent, the costs of the same;
e.	Auditing and legal expenses;
f.	Cost of maintenance of the Trust’s existence as a legal entity;
g.	Compensation of trustees who are not interested persons of the Adviser as that term is defined by law;
h.	Costs of Trust meetings;
i.	Federal and State registration or qualification fees and expenses;
j.	Costs of setting in type, printing and mailing Prospectuses, reports and notices to existing shareholders;
k.	The investment advisory fee payable to the Adviser, as provided in paragraph 7 herein; and
l.	Distribution expenses, but only in accordance with any Distribution Plan as and if approved by the shareholders of the Fund.

8.	Compensation. For the services provided to each Fund and for the expenses assumed by the Adviser in providing such services pursuant to this Agreement, each Fund will pay the Adviser, and the Adviser will accept as full compensation, an investment advisory fee, based upon the daily average net assets of the applicable Fund, computed at the end of each month and payable within five (5) business days thereafter, as set forth in Schedule A to this Agreement.

9.(a)	Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment, mistake of law or for any other loss whatsoever suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of the compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.(b)	Limitation of Liability of the Trustees and Shareholders of the Trust and Fund. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Fund or the Trust under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

9.(c).	Survival. The provisions contained in Section 8 shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Adviser, the Trust, and the Fund(s) and their trustees, directors, officers, employees and agents, and shall inure to the benefit of its/their respective successors, assigns and personal representatives.

10.	Duration and Termination. This Agreement shall become effective on the date of its execution and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

a.	By the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

b.	By vote of either the Board or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated by the Fund or by the Adviser at any time on sixty (60) days’ written notice, without the payment of any penalty, provided that termination by the Fund must be authorized either by vote of the Board of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

11.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Funds' outstanding voting securities (as defined in the 1940 Act).

12.	Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

13.	Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Virginia, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ATTEST:	YORKTOWN FUNDS

By:	By:

Title:	Title:

ATTEST:	YORKTOWN MANAGEMENT & RESEARCH COMPANY, INC.

By:	By:

Title:	Title:

Schedule A

Yorktown Funds

Funds of the Trust Subject to this Agreement

As of , 2017

Name of Fund	Investment Advisory Fee
Yorktown Multi-Asset Income Fund (formerly API Multi-Asset Income Fund)	0.40%
Yorktown Capital Income Fund (formerly API Capital Income Fund)	0.60%
Yorktown Growth Fund (formerly API Growth Fund)	1.00%
Yorktown Short Term Bond Fund (formerly API Short Term Bond Fund)	0.70%
Yorktown Master Allocation Fund (formerly API Master Allocation Fund)	0.30% (1)
Yorktown Small Cap Fund	0.90%
Yorktown Mid Cap Fund

1.15% on the first $50 million in assets

1.00% on the next $50 million in assets

0.95% on the next $100 million in assets

0.90% on the next $300 million in assets

0.85% on all assets in excess of $500 million

(1)	For its services relating to the Yorktown Master Allocation Fund, the Adviser receives a management fee, which is calculated daily and paid monthly, at an annual rate based on the average daily net assets of the Yorktown Master Allocation Fund. The management fee has two components: (i) a fee on Yorktown Fund Assets (investments in affiliated Yorktown Funds) and (ii) a fee on Other Assets. The advisory fee for Yorktown Fund Assets is 0.30% of the average daily Yorktown Fund Assets held by the Yorktown Master Allocation Fund. The fee for Other Assets is 1.00% of the average daily Other Assets held by the Yorktown Master Allocation Fund.